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                                                                       Exhibit 8

                                                    [September 6, 2001]



Board of Directors
USX Corporation
600 Grant Street
Pittsburgh, PA 15219

     Re:  Separation of USX Corporation

Ladies and Gentlemen:

     We have acted as special tax counsel to USX Corporation, a Delaware corporation ("USX"), in connection with the proposed distribution of the shares of a newly formed United States Steel Corporation ("United States Steel") to the USX - U.S. Steel Group shareholders pursuant to the terms of the Agreement and Plan of Reorganization entered into by USX and United States Steel dated as of July 31, 2001. On USX's behalf, we have submitted a request for a private letter ruling (the "Ruling Request") to the Internal Revenue Service (the "IRS") regarding the Federal income tax consequences of the Separation. You have asked for our opinion regarding the material United States Federal income tax consequences of the Separation.

     For purposes of rendering our opinion set forth below, we have examined and relied upon: (i) the Revised Preliminary Proxy Statement/Prospectus (File No. 1-
5153) (the "Proxy") as filed with the Securities and Exchange Commission (the "SEC") on September 6, 2001, (ii) the Agreement and Plan of Reorganization between USX and United States Steel LLC dated as of July 31, 2001 (the "Separation Agreement"), (iii) the Holding Company Reorganization Agreement among USX, USX Holdco, Inc., and United States Steel LLC dated July 1, 2001; and
(iv) the Ruling Request regarding the Separation submitted to the IRS on July 2, 2001 and supplemental submissions to date. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Proxy.

     We have assumed with your consent that (i) the Separation will be completed in the manner contemplated by the Proxy and in accordance with the provisions of the Separation Agreement; (ii) no material amendments will be made to the documents set forth above, except that further supplemental submissions may be required by the IRS with respect to the Ruling Request; (iii) the IRS will issue a private letter ruling that in form and substance does not materially differ from the Ruling Request; and (iv) the representations made by USX in the
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Board of Directors
September 6, 2001
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Ruling Request and supplemental submissions to date are true, correct and complete and will not later become inaccurate.

     In our opinion, the private letter ruling, if issued, will provide, in part, that for U.S. federal income tax purposes:

     (i) No gain or loss will be recognized by (and no amount will be included in the income of) a holder of U.S. Steel Group Shares as a result of the Separation;
     (ii)   The basis of New U.S. Steel Shares in the hands of a holder of U.
     S. Steel Group Shares will equal the basis of the holder's U.S. Steel
     Group Shares immediately before the Separation;
     (iii) The holding period of the New U.S. Steel Shares in the hands of a holder of U.S. Steel Group Shares will include the holding period of the U.S. Steel Group Shares that are exchanged in the Separation;
     (iv) Holders of Marathon Group Shares will have no tax consequences resulting from the Separation with respect to the Marathon Shares; and
     (v) No gain or loss will be recognized by USX on the distribution of New U.S. Steel Shares to the holders of U.S. Steel Group Shares.

     The IRS private letter ruling, if issued, will be based on the facts presented and representations made by USX in the ruling request. Generally, an IRS private letter ruling will not be revoked or modified retroactively unless there has been an omission or misstatement of a material fact or a breach of a material representation. It is our understanding that USX intends to present all relevant facts and is not aware of any facts or circumstances that would cause those representations to be incorrect or incomplete in a material respect. It is our further understanding that Marathon Oil Corporation and United States Steel Corporation will agree in the Tax Sharing Agreement not to take actions, or to fail to take actions, that are inconsistent with the representations upon which the IRS private letter ruling is based. If, however, those facts or representations are found to be incorrect or incomplete in a material respect or if the facts at the time of the Separation are materially different from the facts upon which the IRS private letter ruling was based, in our opinion USX could not rely on the IRS private letter ruling and the Separation might not qualify as a tax-free distribution under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code").

     If the IRS private letter ruling were determined to be inapplicable and the Separation were found to be a taxable distribution of New U.S. Steel Shares or Marathon Shares, the tax consequences to the USX stockholders would depend on which shares were deemed to be distributed for federal income tax purposes. The stockholders deemed to receive the distribution, either the holders of U.S. Steel Group Shares or the holders of Marathon Group Shares, as the case may be, would be treated as receiving a taxable distribution in an amount equal to the fair market value of the shares deemed to be received. The difference between the amount of the distribution and the stockholder's basis in the shares deemed to be exchanged would be treated as a capital gain or loss to such stockholder. The tax consequences to stockholders who hold both
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Board of Directors
September 6, 2001
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U.S. Steel Group Shares and Marathon Group Shares, however, may differ from those described above. Such stockholders may have dividend, return of capital, or capital gain/loss treatment and such stockholders are urged to consult their tax advisors. If the IRS private letter ruling were determined to be inapplicable and the Separation were found to be a taxable distribution of New U.S. Steel Shares or Marathon Shares, a corporate-level tax would be payable by USX. Such tax would be based on the excess, if any, of the fair market value of the shares deemed to be distributed over USX's tax basis for such shares. It is our understanding that the amount of USX's tax liability would be materially greater if the Separation were deemed to be a distribution of Marathon Shares. The party which would bear the burden of the corporate tax would be determined under the Tax Sharing Agreement.

     Even if the Separation otherwise qualifies for tax-free treatment under
Section 355 of the Code, in our opinion the Separation may become taxable to USX pursuant to Section 355(e) of the Code if 50% or more of either the Marathon Shares or New U.S. Steel Shares are acquired, directly or indirectly, as part of a plan or series of related transactions that include the Separation. For this purpose, acquisitions (including acquisitions which are neither planned nor accepted or recommended by the management of the company whose stock is acquired) of Marathon Shares or New U.S. Steel Shares within the two years before or after the Separation are presumed to be part of such a plan. Marathon Oil Corporation or United States Steel Corporation may be able to rebut that presumption, however, by establishing that the Separation and any preceding or subsequent acquisition were not part of a plan or series of related transactions. If an acquisition occurs pursuant to a plan or series of related transactions that includes the Separation, USX would have to pay a corporate tax based on the excess of the fair market value of the shares deemed to be distributed, either New U.S. Steel Shares or Marathon Shares, over USX's tax basis for such shares. It is our understanding that the amount of such tax would be materially greater if the Separation were deemed to be a distribution of Marathon Shares. The party who would bear the burden of the corporate tax would be determined under the Tax Sharing Agreement. Even if Section 355(e) were to apply to cause the Separation to be taxable to USX, it would remain tax-free to the USX stockholders.

     Our opinion is based on the Code, Treasury Department regulations promulgated thereunder, administrative positions of the IRS, and judicial decisions, all as in effect on the date hereof and all of which are subject to change, either prospectively or retroactively. Any change in the applicable laws or the facts and circumstances surrounding the Separation or any inaccuracy in any of the statements, representations, or assumptions that we relied upon to render this opinion may affect the continuing validity of our opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

     Our opinion is not binding on the IRS or a court and there can be no assurance that positions contrary to those stated in our opinion may not be taken by the IRS or that a court would agree with our opinion if litigated. Our opinion is limited to the Federal income tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the transactions described in the Proxy. We do not
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Board of Directors
September 6, 2001
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express any opinion concerning any laws other than the Federal income tax laws of the United States. Notwithstanding any other statement in this letter, our opinion does not purport to cover all income tax consequences to USX and its stockholders and may not apply to stockholders who acquired their Marathon Group Shares or U.S. Steel Group Shares in connection with a grant of such shares as compensation, who are not citizens or residents of the United States, or who are otherwise subject to special treatment under the Code.

     We understand that this letter will be filed with the SEC as an exhibit to the Registration Statement on Form S-4 of United States Steel, and we hereby consent to such use. We further hereby consent to the use of our name in the Proxy in connection with references to this letter. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

                                             Sincerely,

                                             MILLER & CHEVALIER, CHARTERED



                                             By: ____________________________
                                                 Dennis P. Bedell